Exhibit 10.1

ASSET PURCHASE AGREEMENT

Satel Group, Inc.

And

Simlatus Corp.

This Asset Purchase Agreement (the “Agreement”) is made as of the 13th day of November 2018 by and between, Simlatus Corp. (“SIML”), a Nevada corporation (“Buyer”), and Satel Group, Inc., a Nevada Corporation (“Seller”).

RECITALS

WHEREAS, The Buyer desires to acquire, and the Seller desires to sell Intellectual Property and fixed assets owned by the Seller, and the Seller desires to provide ‘Know-How’ regarding that Intellectual Property under the terms and conditions stated below.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	ACQUISITION OF THE ASSETS AND OTHER ACTIONS

1.01	ACQUISITION OF THE SELLER’S ASSETS.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, assign and transfer all of its right, title and interest to its IP, fixed assets and “know how” to the Buyer (collectively, the “Seller’s Assets”). The Buyer and the Seller mutually agree that Seller will assign certain assets, and provide the “Know-How” of the High-Speed Internet and DIRECTV™ for Multi-dwelling buildings including: Businesses, Apartments and Condominiums, and Residential Communities in the San Francisco metropolitan area. The IP and assets pursuant to schedule 3.03 are valued at $1,945,000. As consideration for the IP, fixed assets and the “Know -How”, the Buyer shall issue, or cause to be issued, $ 1,945,000 worth of Preferred Series A Stock (PAR $.001) Ninety (90) days from the date of this agreement. The number of shares to be issued is 1,086,592 of the Preferred Series A stock at a price of $1.79 per share and convertible pursuant the conversion rights as specified in the Articles of Incorporation for SIML. Satel Group Inc., has designated that the said stock be issued in the name of Richard Hylen.

1.02	CONDITIONS PRECEDENT AND COLLATERAL

The Asset Purchase Agreement will only be of force and effect once the Conditions Precedent have been satisfied.

The Company, SIML, will issue to Richard Hylen as collateral, $1,945,000 of restricted common stock at a price of $.019 for a total issuance of 102,368,421 restricted shares of common stock. The restricted stock certificate will be returned to treasury upon i) the first conversion notice to convert said Series A Preferred outlined in this agreement or ii) Richard Hylen, at his option, for any reason, agrees to return to treasury the restricted common stock certificate. The restricted common stock will be issued immediately upon execution of this agreement.

As a Condition Precedent, SIML will have 60 days from the signing of this agreement to meet the Conditions Precedent outlined in this document. The condition being the issuance of the Preferred Series A Stock to Richard Hylen.

1.03	CONSIDERATION FOR THE SELLER’S ASSETS.

In consideration for the sale and transfer of the Seller’s Assets, and subject to the terms and conditions of this Agreement, Buyer shall on the Closing Date:

(a)       Provide full set of accounts in order for Seller to perform due diligence on Buyer; and

(b)       As consideration for the IP, fixed assets and “know how”, the Buyer shall issue, or cause to be issued, to Seller and/or its designated parties Preferred Series-A Shares of SIML Preferred Stock; par value $0.001.

1.04	ORIGINAL ASSET AND OUTSTANDING CONVERTIBLE DEBT EXCHANGE.

There is no convertible debt being exchanged. Both parties have mutually agreed to maintain the operations of SIML as a wholly owned subsidiary of the public company. The operations as defined in schedule 3.02.

1.05	MUTUAL COOPERATION

All parties involved in this transaction, and under the terms and conditions of this Agreement, at all times, shall cooperate, one with the other, to facilitate the liquidation of the stock as mentioned above. The company will cooperate, one with the other, provide, to the best of its ability, any paperwork necessary to facilitate the liquidation, in a timely and efficient manner.

1.06	SERIES B PREFERRED VOTING SHARES

In further consideration of the purchase of the IP, fixed assets and “know how”, Satel Group Inc, and SIML have appointed Richard Hylen to be issued 500 Series B Preferred Voting Shares pursuant an Employment Agreement.

1.07	CLOSING.

The Closing shall take place at the offices of SIML, at 17:00 hours on November 15, 2018, or at such other place, time or date as may be mutually agreed upon in writing by the parties, once the Conditions Precedent have been met (the “Closing Date”).

1.08	CONSENT TO ASSIGNMENT.

This Agreement may not be assigned, hypothecated, transferred or contracted to another party without the express written consent of both parties.

1.09	ADDITIONAL UNDERSTANDINGS & COMMITMENTS

Additional to all other clauses and commitments in this Agreement, both parties acknowledge and agree to the following –

●	An MOU has been signed between Parties

●	The terms of the previously executed MOU has formed the basis of this Asset Purchase Agreement.

2.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER’S ASSETS.

 The Seller represents and warrants to the Buyer as follows:

(a) The Seller has good and marketable title to the Seller’s Assets, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller, or the transfer, conveyance and sale of the Seller’s Assets to the Buyer pursuant to the terms hereof.

(c) No broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(d) Seller is not in default under any of the Seller Contracts, and, to the Seller’s knowledge, no third party is in default under any of the Seller’s Assets. The Seller’s Assets, together with the assets held by the Company, constitutes all of the assets necessary to operate the business of the Seller and the Company as currently conducted.

3.	REPRESENTATIONS OF THE SELLER REGARDING THE SELLER.

The Seller represents and warrants to the Buyer as follows:

3.01	ORGANIZATION.

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02	THE COMPANY.

Schedule 3.02 attached hereto sets forth: (i) the name of the Company; (ii) the jurisdiction of incorporation of the Company; (iii) the names of the officers and directors of each Company; and (iv) the jurisdictions in which the Company is qualified or holds licenses to do business. The Company is a Nevada Corporation organized and validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own its properties and carry on its business as now being conducted.

3.03	AUTHORIZATION.

The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Company pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound.

3.04	ABSENCE OF UNDISCLOSED LIABILITIES.

Except as and to the extent (a) reflected and reserved against in the Current Balance Sheets, or (b) incurred in the ordinary course of business after the date of the Current Balance Sheets and not material in amount, either individually or in the aggregate, none of the Company has any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, which, either individually or in the aggregate, is material to the condition (financial or otherwise) of the assets, properties, business or prospects of such Company.

3.05	LITIGATION.

There is no action, suit or proceeding to which the Seller is a party (either as a plaintiff or defendant) pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Seller, to the best of its knowledge, no officer, director or employee of the Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Seller; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Seller to take any action of any kind with respect to its business, assets or properties.

3.06	COMPLIANCE WITH AGREEMENTS AND LAWS.

The Seller has all requisite licenses, permits and certificates from all local authorities necessary to conduct its respective business and to own and operate its assets (collectively, the “Permits”). The Seller is not in violation in any material respect of any law, regulation or ordinance relating to its properties. The Seller has not violated, and on the date hereof will not violate any local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, or corrupt practices), the enforcement of which would have a Material Adverse Effect.

3.07	FULL DISCLOSURE.

There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

4.	REPRESENTATIONS OF THE BUYER REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

4.01	ORGANIZATION AND AUTHORITY.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted.  The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

4.02	CAPITALIZATION OF THE Buyer

On the date hereof, the Buyer’s authorized capital stock consists of 900,000,000 shares of Common Stock, US $0.00001 par value, of which 2,917,799 shares are issued and outstanding, with 20,000,000 Preferred A stock authorized with 3,489,510 shares issued and outstanding (which will be retired), and 10,000,000 Preferred B stock authorized with 500 shares issued and outstanding. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable.

4.03	AUTHORIZATION.

The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, as well as the transactions contemplated herein, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer’s Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

4.04	LITIGATION.

There is no judgment, suit, proceeding, action, or legal administrative, arbitration or order, or governmental  investigation  pending or, to the knowledge of the Buyer,  threatened, to which the Buyer is a party which, considered individually or in the aggregate, would reasonably be expected to materially  impair the Buyer’s  ability to perform its obligations under this Agreement.

4.05	BROKER’S FEE.

No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

5.	CONFIDENTIALITY.

The Seller recognizes and acknowledges that by reason of the terms contemplated in this Agreement, has had access to confidential information relating to the Buyer’s business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business (“Confidential Information”). The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Seller in a manner designed to protect the confidentiality of the Confidential Information; or (d) represents historical information reasonably required by a prospective purchaser of the Seller.

6.	NOTICES.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer:

Richard Hylen, CEO and Chairman

Simlatus Corporation

175 Joerschke Ave., Suite A

Grass Valley CA 95945

To the Seller:

Richard Hylen, President

Satel Group Inc.

330 Townsend Street, Suite 135

San Francisco CA 94107

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

7.	SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

8.	ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a)       This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Directors or officers, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b)       If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail.  The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

9.	SEVERABILITY.

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.	INVESTIGATION OF THE PARTIES.

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

11.	EXPENSES.

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Seller shall be allocated to and borne by the Seller.

12.	GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.	SECTION HEADINGS.

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

14.	MODIFICATIONS.

This Agreement can be modified only by a written agreement duly signed by each party.

15.	COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

16.	DEFAULT

In the event that either Party(s) defaults on this Agreement, defaulting Party shall have 30 days to cure the default. In the event that the default is not cured within 30 days, this Agreement may be terminated by either party hereto with 90 days prior notice. In the event the default is found to be incurable, the transaction contemplated under this Agreement shall “unwind” in accordance in accordance with applicable law and regulations.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER:	Simlatus Corporation

By:
Richard Hylen, CEO

SELLER:	Satel Group Inc.

By:
Richard Hylen, President

SCHEDULE 3.02

Simlatus Corp.

Established in the State of Nevada November 15, 2006

Active and in Good Standing with the State of Nevada

Broadcast/Media IP

Simlatus Corporation has developed and owns proprietary advanced broadcast equipment and software to manufacture and sell audio and video broadcast equipment worldwide. These systems have been sold worldwide over the past 15 years. The RJM engineers build and thoroughly test these items in-house prior to shipping to our customers, and the company provides exceptional service recognized throughout the industry today, including products that are built to the highest professional standards and rugged design.

The Company, respectively, owns R&D digital media products currently in development to develop a strategic technology roadmap which will enable the company to expand into high-growth digital television and over-the-top (OTT) markets. These products are being developed to serve a market segment that is presently being strongly embraced by consumers and is forecasted, by some of the most widely recognized tech companies in the world, as becoming a multi-billion dollar market in the very near future. The new products include “SocialCast AR”, Augmented Reality, and Virtual Reality Content Server. The target Technologies include Virtual Reality, Augmented Reality, Audio/Video Codecs, Audio Content Recognition, and OTT API Integration into Key Platforms.

Proprietary Equipment Manufacturing Property Schedule:

Model	Description
ADA-101	Audio distribution amplifier with 1x8 mono or 2x4 stereo operation.
ADA-101/R	Same as the ADA-101 but also includes remote control of amplifier gain.
ADC-24/48	24 bit A/D converter w/48kHz Internal Reference.
ADLY-4/A	4 AES3 (balanced) pair audio delay up to 99.9 video frames.
ADLY-4/B	4 AES3id (unbalanced) pair audio delay up to 99.9 video frames.
AMF-100	2RU Mounting frame with one power supply for 12 audio distribution amplifiers.
ARTS-201B	2x1 analog protection switcher w/one power supply. Housed in a 1RU frame.
ARTS-PS	Redundant power supply for ARTS-201
ARTS-SPB/B	Spare analog signal processor board for ARTS-201B.
ASDM-4	HD/SDI auto-detect de-embedder to 4 AES audio streams, both balanced and unbalanced.
ASDM-8	HD/SDI auto-detect de-embedder to eight channels of analog audio output.
CP1616A	1RU 16x16 AFV X-Y control panel.
CP161A	1RU 16x1 single bus AFV control panel with bus-lock button.
CP161B	1RU 16x1 single bus AFV panel w/Video Only, Audio Only & bus-lock buttons.
CP321A	1RU 32x1 single bus AFV panel with bus-lock button.
CP3232A	2RU 32x32 AFV X-Y control panel.
CP804A	1RU 8x8 AFV X-Y control panel.
CP804B	1RU 8x4 X-Y panel with Video Only and Audio Only buttons.
CP811A	1RU 8x1 single bus AFV panel with bus-lock button.
CP811B	1RU 8x1 single bus AFV panel w/Video Only, Audio Only and bus-lock buttons.
CP816A	1RU 8x16 AFV X-Y control panel.
CP818A	1RU 8x8 AFV X-Y control panel.
CP818B	1RU 8x8 X-Y panel with Video Only and Audio Only buttons.
CR100	1RU x19” cradle that allows remote mounting of any 1RU control panel.
DA-14/A	4 output AES/EBU distribution amplifier w/XLR connectors.
DA-14/B	4 output AES/EBU distribution amplifier w/BNC connectors.
DAC-24	24 bit D/A converter.
DATS-10	DATS-10 AES to DATS source converter (110Ω to 75Ω).
DATS-21	DATS-21 DATS to AES destination converter (75Ω to 110Ω).
DTG-1	Digital audio test generator.
FR100	1RU frame blank cover.
FR200	2RU frame blank cover.
HD-212A	2x2 HD/SDI protection switcher. W/1 processor and 2 relay bypass boards.
HD-212C	2x2 HD/SDI protection switcher. W/2 processors and 2 relay bypass boards.
HD-212PS	Redundant power supply for HD-212 series.
HD-212SPB	Spare HD signal processor board for HD-212.
PS-102	Redundant power supply for the AMF-100. Auto-ranging from 90-260VAC.
PSU-1	90-260V 50/60Hz power supply w/detachable IEC power cord.
PSU-2	Redundant power supply for RT-2 frame.
RT-2	1RU rack tray for up to 3 SoundPals, w/single PSU-2 supply.
VRG-1	Video referenced AES/wordclock generator.
XL100PS	Additional power supply for all above frames for redundancy.
XL1616A	16x16 analog video with single power supply in one 1RU frame.
XL1616HD/1	16x16 HD video with single power supply in one 1RU frame.
XL161A	16x1 analog video with single power supply in one 1RU frame.
XL161C	16x1 analog video & stereo audio with single power supply in one 1RU frame.
XL200PS	Additional power supply for HD 16x16 frames for redundancy. Used only in HD video frames.
XL3232A	32x32 analog video with single power supply in one 2RU frame.

Schedule 3.03

Satel Group, Inc., (the “Company” or “Satel”) was incorporated in the State of Nevada on August 15, 2016. The Company was originally formed as Satel, LLC on February 26, 2003 as a California limited liability company. Satel, LLC converted to a California Corporation, Satel, Inc., by Articles of Incorporation with a Statement of Conversion signed by Richard Hylen as managing member of Satel LLC, dated December 20, 2013 and filed with the California Secretary of State on December 23, 2013. On September 25, 2016 Satel Group, Inc. purchased all of the assets of Satel, Inc., and therefore this Company was recently organized and continues to operate with the same management while engaged in providing their existing High Speed Internet, VoiSelect Digital Voice and DIRECTV™ services for Multi-Dwelling Units (MDU) and/or commercial and residential buildings including: businesses, apartments and condominiums, and residential communities in the city of San Francisco and Greater Bay Area.

Satel’s business model includes relationships built with building managers and our licensing agreement with DIRECTV™ and their Service Operators to provide dedicated High-Speed Internet and VoiSelect Digital Voice at competitive pricing compared to the local legacy carriers. In addition to competitive pricing, the Company provides meaningful benefits to building owners/managers of whom the benefits include all of the necessary equipment and labor to install the network. This equipment and labor is provided at no additional cost by Satel and for the customer under the terms and conditions of a subscription contract. Additional benefits include no up-front or reoccurring costs for the customer in order to maintain the network, equipment and maintenance. The company, at times, utilizes the MDU’s already existing equipment, inclusive of coaxial cable, Ethernet, or telephone infrastructure to deploy the network as a part of the subscription contract, while no additional wiring or addition cost of re-wiring is required.

Evaluation of Satel Group Inc.

Assets and Fixed Assets:

1.	Average Annual Revenue past 24 months is $750,000
2.	Residential value at 19,000 doors $50/Door is $950,000
3.	Commercial value at 1100 floors $200/Floor is $220,000
4.	Office, Inventory, Vehicles, computers is $25,000

Total assets and fixed assets is $1,945,000